EXHIBIT 16.1

23 December 2009

Securities and Exchange Commission
450 Fifth Street, Northwest
Washington, D.C. 20549

Re:	Lane Co #5, Inc.
Form 8-K

To the Securities and Exchange Commission:

Please be advised that we have been presented with a copy of Form 8-K of Lane Co #5, Inc. (the “Company”) and have reviewed the same. We agree with the statements made by the Company in the Form 8-K.

We consent to the filing of this letter as Exhibit 16.1 to the Form 8-K dated 23 December 2009 for Item  4.01 – Changes in Registrant’s Certifying Accountant.

Very truly yours, /s/ Conner & Associates, PC Conner & Associates, PC Newtown, Pennsylvania 23 December 2009